EXHIBIT 99.1

TEKOIL AND MASTERS CLOSE TRANSACTION

Friday May 11, 2007 08:30 AM
- Prime Zone

The Woodlands, Texas, May 11, 2007 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” - Pink Sheets: TKGN) announced today that the Company and the Sellers have closed the previously announced Purchase and Sale Agreement to acquire four properties, consisting of interests in Trinity Bay, Redfish Reef, Fishers Reef, and North Point Bolivar Fields, located in Galveston and Chambers Counties in the Galveston Bay, Texas (the “Masters Acquisition”), with $30 million of a $50 million Senior Secured Credit Facility being provided through Goldman Sachs E&P Capital.

Net production from these interests for 2006 averaged 4.7 MMscfe/day (million standard cubic feet equivalent per day), with average net cash flow per quarter approximating $2.9 million (unaudited). Current net production is approximately 5.1 MMscfe/day. The total net proved reserves for the Galveston Bay acquisition are approximately 80 Bcfe (billion cubic feet equivalent). There are 34 producing wells with 33 PDNP (proved non-producing) opportunities and more than 64 PUD (proved undeveloped) opportunities. There are 24,261 gross acres included in the acquisition, as well as transportation and processing infrastructure.

The foregoing financial and reserve information was obtained from reports and other information provided by the sellers. The financial information is not audited and may not have been prepared in accordance with United States GAAP, and the reserve information may vary from Tekoil's reserve reporting policies. Now that the acquisition is complete, financial and reserve information reported by Tekoil may vary from the information set forth above.

In exchange for conveyance of the oil and gas properties subject of the Masters Acquisition (the “Properties”) to Tekoil and Gas Gulf Coast, LLC, an acquisition subsidiary formed by the Company (the “Acquisition Subsidiary”), Masters received approximately $30 million dollars in cash (subject to adjustment for an effective date of transfer of October 1, 2006, a $1 million dollar holdback for potential claims and proration of closing costs), 9 million shares of common stock of the Company, and conveyance of certain overriding royalty interests in the Properties.

Financing for the cash portion of the transaction was arranged by Goldman Sachs E & P Capital, a division of Goldman Sachs & Co. The $30 million funded portion of the loan is guaranteed by the Company and secured by the Properties. In addition, the lender or its affiliates received a 2% overriding royalty interest in the Properties, a warrant to purchase 900,000 shares of common stock of the Company at a strike price of $.50 per share, and a 25% ownership interest in Tekoil & Gas Gulf Coast, LLC (the other 75% being held by the Company).

The terms of the loan transaction require the Company to contribute an additional $7.5 million dollars to the Acquisition Subsidiary within 90 days, and an additional $5 million to the Company within 180 days following the closing to cover certain agreed development expenditures. As a part of the loan transaction, the Acquisition subsidiary entered into certain hedging transactions with respect to the pricing of its oil and gas production.

Mr. Mark Western, Chairman of the Company stated: “We are thrilled to have finally closed this acquisition and thank Goldman Sachs for their perseverance and assistance in helping the Company to structure the deal with Masters. We would like to thank the entire team at Masters for their effort and believe that the final structure creates a “win-win” situation for both parties. We would also like to thank and congratulate our many shareholders, who have supported us during this lengthy process.”

Mr. Richard Lee, President of Masters Resources, LLC stated: “As shareholders in Tekoil everyone at Masters is looking forward to assisting the Company with their plans to take these assets to the next stage of development. The upside potential is evident, and we believe Tekoil’s approach will maximize the opportunity for all concerned. I would also like to thank Goldman Sachs for their assistance in bringing this transaction to closure.”

For additional details regarding the terms of transaction, please look for our Form 8-K, which will be filed on or before May 17, 2007.

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com